UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) if the Securities
Exchange Act of 1934 (Amendment No. )
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HCC Insurance Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
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HCC INSURANCE HOLDINGS, INC.
13403 Northwest Freeway
Houston, Texas 77040-6094
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 11, 2006 at 8:30 a.m., Houston time
       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of HCC Insurance Holdings, Inc. will be held on Thursday, May 11, 2006 at 8:30 a.m. Houston time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston TX 77027 for the following purposes:

1. To elect twelve directors for a one-year term, each to serve until the Annual Meeting of Shareholders in 2007 and until his successor is duly elected and qualified.

2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
      Our Board of Directors has fixed the close of business on April 3, 2006 as the record date for determining those shareholders who are entitled to notice of, and to vote at, the Annual Meeting of Shareholders. A list of such shareholders will be open to examination by any shareholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at 13403 Northwest Freeway, Houston, Texas. A copy of the Annual Report of HCC Insurance Holdings, Inc. for the year ended December 31, 2005 is enclosed.

By Order of the Board of Directors,

Christopher L. Martin,
Secretary
Houston, Texas
April 14, 2006
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR USING THE INTERNET, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
STOCK OWNERSHIP OF CERTAIN PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Equity Compensation Plan Information
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
OTHER BUSINESS
INCORPORATION BY REFERENCE
SHAREHOLDER PROPOSALS

HCC INSURANCE HOLDINGS, INC.
13403 Northwest Freeway
Houston, Texas 77040-6094

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 11, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING
      This Proxy Statement is first being mailed on or about April 14, 2006 to shareholders of HCC Insurance Holdings, Inc., which is sometimes referred to in this Proxy Statement as “HCC,” or as “we,” “us,” or “our,” in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 11, 2006, at 8:30 a.m. Houston time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston TX 77027, or any postponement or adjournment thereof. A shareholder giving a proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.
      The cost of soliciting proxies will be borne by HCC. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by our officers and other management employees, who will receive no additional compensation for their services. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, NY 10004 at an anticipated cost of $7,000 plus reimbursement of out-of-pocket expenses.
      Only shareholders of record on our record date of April 3, 2006 will be entitled to vote at the annual meeting, and each share will have one vote. At the close of business on such record date, there were 111,153,875 shares of our common stock outstanding and entitled to vote at the annual meeting.
      A majority of the outstanding shares of the our common stock, represented in person or by proxy, will constitute a quorum at our annual meeting. The election of directors will be determined by a plurality of the votes cast if a quorum is present. Our Board of Directors does not anticipate calling for a vote on any matter other than those described herein.
      Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. However, each is tabulated separately and treated differently. For instance, a proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This may occur, for example, when the stockholder does not give instructions on a particular matter and a broker is not permitted to vote stock held in street name on such a matter in the absence of instructions from the beneficial owner of the stock. The shares subject to such a proxy that are not being voted with respect to a particular matter, which are referred to in this proxy statement as non-voted shares, will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other matters and will count for purposes of determining the presence of a quorum. Conversely, shares voted to abstain as to a particular matter will not be considered non-voted shares. The election of directors requires a plurality of the shares. Thus, abstentions and non-voted shares will not affect the outcome of the election of directors.

STOCK OWNERSHIP OF CERTAIN PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by (a) each person known by us to be the beneficial owner of more than 5% of our common stock, (b) each of our executive officers named in the Summary Compensation Table, (c) each of our directors and advisory directors and (d) all of our directors, advisory directors and such executive officers as a group.

	Amount and Nature
	of Beneficial		Percent of Common
Name and Address of Beneficial Owner(1)	Ownership(2)(3)		Stock Outstanding

Ariel Capital Management, LLC	15,756,308	(4)	14.18%
200 E. Randolph Drive, Suite 2900
Chicago, Illinois 60601
Wachovia Corporation	5,653,793	(5)	5.09%
One Wachovia Center
Charlotte, North Carolina 28288-0137
Stephen L. Way	2,632,500		2.37%
Frank J. Bramanti	302,073	(6)	*
Allan W. Fulkerson	152,575	(7)	*
Edward H. Ellis, Jr.	151,500		*
J. Robert Dickerson	133,250		*
Walter J. Lack	116,875		*
James R. Crane	118,750		*
Patrick B. Collins	97,500		*
Michael J. Schell	90,000		*
James C. Flagg, Ph.D.	72,500		*
Michael A. F. Roberts	71,250		*
Marvin P. Bush	60,000	(8)	*
Walter M. Duer	26,250	(9)	*
Christopher L. Martin	16,794		*
John N. Molbeck, Jr.	7,500		*
Craig J. Kelbel	0		*
All Directors, Advisory Directors and Executive Officers as a group (16 persons)	4,049,317		3.62%

*	Less than 1%.

(1)	Unless otherwise provided in the table, address for beneficial owners is 13403 Northwest Freeway, Houston, TX 77040-6094.

(2)	Directors, advisory directors and executive officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(3)	Includes shares which directors, advisory directors and named executive officers have the right to acquire upon the exercise of options within 60 days from our record date, including the following: Edward H. Ellis, Jr. — 150,000 shares; J. Robert Dickerson — 90,000 shares; Michael J. Schell — 90,000 shares; Patrick B. Collins — 82,500 shares; Frank J. Bramanti — 75,000 shares; Allan W. Fulkerson — 75,000 shares; James C. Flagg, Ph.D — 72,500 shares; Michael A. F. Roberts — 71,250 shares; Marvin P. Bush — 56,250 shares; Walter M. Duer — 24,250 shares; James R. Crane — 18,750 shares; Christopher L. Martin — 12,000 shares; John N. Molbeck, Jr. — 7,500 shares; and all Directors, Advisory Directors and Executive Officers as a group — 825,000 shares.

(4)	The foregoing share information was obtained from a Schedule 13G/ A filed on February 14, 2006 with the Securities and Exchange Commission.

(5)	The foregoing share information was obtained from a Schedule 13G filed on February 10, 2006 with the Securities and Exchange Commission.

(6)	Includes 1,125 shares owned of record by Mr. Bramanti’s wife in trust for their children and 1,236 shares owned of record by their children. Mr. Bramanti disclaims beneficial ownership of such shares.

(7)	Includes 7,500 shares owned of record in Mr. Fulkerson’s IRA.

(8)	Includes 3,750 shares owned of record by Winston Holdings, LLC, a limited liability company in which Mr. Bush has an ownership interest. Mr. Bush disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein.

(9)	Includes 2,000 shares owned of record by a family limited partnership.
PROPOSAL I — ELECTION OF DIRECTORS
      Each director elected at our annual meeting will continue to serve for a one-year term only and until his successor is duly elected and qualified at the next annual meeting of shareholders in 2007 or until his earlier death, resignation or removal. Each of the nominees is currently a director of HCC. Our Board of Directors has determined that each of Messrs. Collins, Crane, Dickerson, Duer, Flagg, Fulkerson, Lack and Roberts are “independent” directors, as that term is defined by the New York Stock Exchange and the SEC. Such directors are collectively referenced in this Proxy Statement as the “Independent Directors.” Mr. Bramanti is referenced in this Proxy Statement as a “Non-management Director.” Mr. Molbeck was also considered a “Non-management Director” during 2005 and until his appointment as President and Chief Operating Officer in March 2006.
      Our management notes that each of the proposed nominees is standing for re-election to our Board of Directors and that each has served our shareholders’ interests well during his tenure as a director. Our management believes that HCC and its shareholders benefit from the wide variety of industry and professional experience that characterizes the Independent and Non-management Director members of our Board of Directors.
      The following table presents information concerning persons nominated for election as directors of HCC, including current membership on committees of our Board of Directors, principal occupation or affiliations during the last five years, and certain directorships held. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the annual meeting, the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for a substitute nominee.
Information Regarding Nominees for Director

			Served as
			Director
Name	Principal Occupation During the Past Five Years	Age	Since

Stephen L. Way	Mr. Way founded HCC in 1974 and has served as a director, Chairman of the Board of Directors and Chief Executive Officer of HCC since its organization. He served as President of HCC from its founding until 1996 and from 2002 until March 2006. Mr. Way is a member of the Investment and Finance Committee.	57	1974

Frank J. Bramanti	Mr. Bramanti is a director and until his retirement in 2001, was an Executive Vice President of HCC. From 1980 until his retirement, he served in various capacities, including director, Secretary, Chief Financial Officer and interim President. Mr. Bramanti is a member of our Investment and Finance Committee and is a Certified Public Accountant.	49	1980

			Served as
			Director
Name	Principal Occupation During the Past Five Years	Age	Since

Patrick B. Collins	Mr. Collins is a Certified Public Accountant and a retired partner of the international accounting firm PricewaterhouseCoopers LLP, a position he held from 1967 through 1991. He currently works as a business consultant. Mr. Collins has served as a director of HCC since 1993 and is a member of the Audit Committee.	77	1993

James R. Crane	Mr. Crane is the Chairman of the Board of Directors and Chief Executive Officer of EGL, Inc. (Nasdaq symbol: EAGL), the company he founded in 1984, which provides transportation, supply chain management, and information services in the United States and internationally. Mr. Crane has served as a director of HCC since 1999 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.	52	1999

J. Robert Dickerson	Mr. Dickerson is an attorney and has served as a director of HCC since 1981. He is a member of the Nominating and Corporate Governance Committee.	64	1981

Walter M. Duer	Mr. Duer is a Certified Public Accountant and a retired partner in the international accounting firm KPMG LLP, where he was employed from 1968 through 2004. Mr. Duer was appointed to our Board of Directors in 2004 and is a member of the Audit Committee.	59	2004

Edward H. Ellis, Jr.	Mr. Ellis is a director, Executive Vice President and Chief Financial Officer of HCC. Mr. Ellis is a Certified Public Accountant with over 35 years of public accounting experience. Prior to joining us in 1997, Mr. Ellis served as a partner specializing in the insurance industry with the international accounting firm PricewaterhouseCoopers LLP from 1988 to 1997. Mr. Ellis has served as a director of HCC since 2001. Mr. Ellis is a member of the Investment and Finance Committee and is also a director and officer of various of our subsidiaries.	63	2001

James C. Flagg, Ph.D.	Dr. Flagg is a Certified Public Accountant and an Associate Professor in the Department of Accounting of the Mays Business School at Texas A&M University, where he has served since 1988. Dr. Flagg holds a Bachelor of Science and a Master of Science in Economics and an M.B.A. and a Ph.D in Accounting. Dr. Flagg has served as a director of HCC since 2001 and is the Chairman of the Audit Committee. Dr. Flagg is a director of EGL, Inc. (Nasdaq symbol: EAGL) and a member of the Texas State Board of Public Accountancy.	54	2001

			Served as
			Director
Name	Principal Occupation During the Past Five Years	Age	Since

Allan W. Fulkerson	Mr. Fulkerson has served as the Managing Member of Red Hill Capital, LLC, an investment advisor, since January 2005. Mr. Fulkerson is currently an advisor to, and, from 1992 to 2004, was the President and a director of, Century Capital Management, Inc., a registered investment advisor that specializes in the financial services industry. Mr. Fulkerson has served in various capacities with Century’s related companies, including as Chairman and Trustee of Century Shares Trust, a mutual fund established in 1928, which invests primarily in financial institutions, from 1976 to 2004. Mr. Fulkerson has served as a director of HCC since 1997 and is the Chairman of the Investment and Finance Committee. Mr. Fulkerson is a Director of Montpelier Re Holdings Ltd. (NYSE symbol: MRH), Argonaut Group, Inc. (Nasdaq symbol: AGII), CRM Holdings, Ltd. (Nasdaq symbol: CRMH) and Asset Allocation and Management, LLC (a registered investment advisor under the Investment Company Act of 1940).	72	1997

Walter J. Lack	Mr. Lack is an attorney and a shareholder in the law firm of Engstrom, Lipscomb & Lack, A Professional Corporation, in Los Angeles, California. Mr. Lack has served as a director of HCC since 1981 and is also the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Lack is the designated “Lead Independent Director” of our Board of Directors. Mr. Lack is a director of Microvision, Inc. (Nasdaq symbol: MVIS) and SuperGen Inc. (Nasdaq symbol: SUPG).	58	1981

John N. Molbeck, Jr.	Mr. Molbeck is a director and in March 2006 he was appointed President and Chief Operating Officer of HCC, a position he previously held from 1997 to 2002. Prior to rejoining HCC, Mr. Molbeck served as Chief Executive Officer of Jardine Lloyd Thompson LLC, a subsidiary of Jardine Lloyd Thompson Group, plc (London Stock Exchange code: JLT), from 2002 through March 2005. Prior to initially joining HCC in 1997, Mr. Molbeck was the Managing Director of Aon Natural Resources Group, a subsidiary of Aon Corporation (NYSE symbol: AOC). Mr. Molbeck is a Certified Public Accountant and is also a director and officer of various of our subsidiaries.	59	2005

			Served as
			Director
Name	Principal Occupation During the Past Five Years	Age	Since

Michael A. F. Roberts	Mr. Roberts is a retired Managing Director of Smith Barney and the former head of its Insurance Investment Banking Group, a position he held from 1987 through his retirement in 2002. Prior to his retirement, Mr. Roberts served in a number of capacities at Smith Barney since joining the firm in 1969. Mr. Roberts has served as a director of HCC since 2002 and is a member of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and a member of the Investment and Finance Committee. Mr. Roberts is a director of Triad Guaranty, Inc. (Nasdaq symbol: TGIC).	65	2002
Our Board of Directors recommends that our shareholders vote “FOR” each of the proposed nominees. Your Proxy will be so voted unless you specify otherwise.

Information Regarding Advisory Directors and Executive Officers Who Are Not Nominees for Director:

			Served the
			Company
Name	Principal Occupation During the Past Five Years	Age	Since

Marvin P. Bush	Mr. Bush is the President of Winston Capital Management, LLC, a registered investment adviser that specializes in hedge fund investments, and the founder and a Managing Director of Winston Partners, L.P. Mr. Bush served as a director of HCC from 1999 until 2002, when he became an advisory director. Mr. Bush is an advisory member of the Investment and Finance Committee. Mr. Bush is also a member of the Board of Trustees for the George H. W. Bush Presidential Library.	49	1999

Barry J. Cook	Mr. Cook an Executive Vice President of HCC and the Chief Executive Officer of HCC Insurance Holdings (International) Limited. Mr. Cook oversees our international operations. From 1992 to 2005, Mr. Cook served as Chief Executive Officer of Rattner Mackenzie Limited, which we acquired in 1999. Mr. Cook is also a director and officer of various of our subsidiaries.	45	1999

Craig J. Kelbel	Mr. Kelbel is an Executive Vice President of HCC and the President and Chief Executive Officer of HCC Life Insurance Company. Mr. Kelbel oversees our group life, accident and health specialty operations. Prior to joining us in 1999, Mr. Kelbel was the President of U.S. Benefits Corporation and a Vice President of its parent, The Centris Group, Inc., which was acquired by HCC in 1999. Mr. Kelbel has over 26 years of experience in the insurance industry. Mr. Kelbel is also a director and officer of various of our subsidiaries.	52	1999

Christopher L. Martin	Mr. Martin is an Executive Vice President and the General Counsel and Secretary of HCC. Prior to joining us in 1997, Mr. Martin was an attorney with the law firm of Winstead Sechrest & Minick, P.C. Mr. Martin is also a director and officer of various of our subsidiaries.	39	1997

			Served the
			Company
Name	Principal Occupation During the Past Five Years	Age	Since

Farid Nagji	Mr. Nagji is the Executive Vice President of Administration and Corporate Services of HCC. From June 2005 to March 2006, Mr. Nagji served as Senior Vice President — Office of the Chairman of HCC, and from 2003 until June 2005, Mr. Nagji served as a Senior Vice President and Chief Information Officer of HCC. Prior to his joining us in 2003, Mr. Nagji served from 1991 to 2002 in varying capacities for Lindsey Morden Group Inc., a holding company specializing in independent insurance claims services worldwide. Mr. Nagji is also a director and officer of various of our subsidiaries.	41	2003

Pamela J. Penny	Ms. Penny is the Senior Vice President — Finance of HCC. Prior to joining us in 2004, Ms. Penny served as Senior Vice President & Controller for Aegis Mortgage Corporation from 2003 to 2004 and served in varying capacities with American International Group, Inc. (formerly American General Corporation), including Senior Vice President & Controller of American General, from 1991 to 2003. Ms. Penny is a Certified Public Accountant and is also a director and officer of various of our subsidiaries.	51	2004

Michael J. Schell	Mr. Schell is an Executive Vice President of HCC and the President and Chief Executive Officer of Houston Casualty Company. Mr. Schell oversees our property and casualty operations. Prior to joining us in 2002, Mr. Schell was with the St. Paul companies for over 25 years, most recently as President and Chief Operating Officer of St. Paul Re. Mr. Schell is also a director and officer of various of our subsidiaries.	55	2002

Robert F. Thomas	Mr. Thomas is an Executive Vice President of HCC and oversees our surety and credit operations. Since 2001, Mr. Thomas has served as President and Chief Executive Officer of American Contractors Indemnity Company, which was acquired by us in 2004. Previously, from 1987 to 2001, Mr. Thomas served in various capacities, including Vice President, for Benfield Blanch, Inc., a worldwide reinsurance intermediary.	42	2004
Executive Sessions of the Board of Directors
      Independent Directors meet regularly in executive session prior to each regularly scheduled meeting of our Board of Directors. Walter J. Lack, as the designated “Lead Independent Director,” serves as the presiding director at each such executive session.
Communications with Directors
      Our Board of Directors has adopted corporate governance guidelines that provide that our shareholders and other interested parties may communicate with one or more of our directors by mail in care of: Christopher L. Martin, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Code of Business Conduct and Ethics
      We have adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and other employees. The Code is posted under the Corporate Governance portion of the Investor Relations section on our website at www.hcc.com and is available to any shareholder upon request. We have also adopted a Code of Ethics Statement by the Chief Executive Officer and Senior Financial Officers, which is filed as an exhibit to our 2005 Annual Report on Form 10-K. If there are any changes or waivers of the Code of Business Conduct and Ethics that apply to the Chief Executive Officer and Senior Financial Officers, we will disclose them on our website in the same location.
Director Independence
      Our Board of Directors has established criteria for determining director “independence” as set forth in our Corporate Governance Guidelines. In particular, no director shall be deemed to be “independent” unless the board, as a whole, shall have affirmatively determined that no material relationship exists between such director and HCC other than the director’s service as a member of our Board of Directors. In addition, the following criteria apply to determine independence:

•	no director who is an employee, or whose immediate family member is an executive officer of HCC, is deemed independent until three years after the end of such employment relationship;

•	no director who receives, or whose immediate family member receives, more than $100,000 in any twelve-month period in direct compensation from HCC, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is deemed independent until three years after he or she ceases to receive more than $100,000 in any twelve-month period in such compensation;

•	no director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of HCC is deemed independent until three years after the end of the affiliation or the employment of such auditing relationship;

•	no director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee is deemed independent until three years after the end of such service or the employment relationship; and

•	no director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, HCC for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is deemed independent until three years after falling below such threshold.
      In addition, members of our Audit Committee must meet the following additional independence requirements:

•	no director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with HCC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other board committee; and

•	no director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from HCC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with HCC (provided such compensation is not contingent in any way on continued service).

      Our Board of Directors has affirmatively determined that each of Messrs. Collins, Crane, Dickerson, Duer, Flagg, Fulkerson, Lack and Roberts meets the general criteria for independence set forth above and that all members of the Audit Committee meet the further requirements for independence set forth above.
Meetings and Committees of the Board of Directors
      During 2005, our Board of Directors met four times in person and acted by written consent on various other occasions. Each director attended, or participated via teleconference, in 75% or more of the meetings of the Board of Directors or the meetings of any committee on which he served. Our Board of Directors has standing Audit, Compensation, Investment and Finance, and Nominating and Corporate Governance Committees, each of which has a written charter. Copies of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters as well as our Corporate Governance Guidelines are available under the Corporate Governance portion of the Investor Relations section of our website at www.hcc.com. In addition, a print copy of any of these documents will be provided to any shareholder who requests it.
Audit Committee
      Our Audit Committee consists of three Independent Directors. The members of the Audit Committee during 2005 and currently are Patrick B. Collins, Walter M. Duer and James C. Flagg (Chairman). The Audit Committee held six in-person meetings and six teleconference meetings in 2005. The Audit Committee’s primary purpose is to assist our Board of Directors’ oversight of (a) the integrity of our financial statements and disclosures; (b) our compliance with legal and regulatory requirements; (c) our independent registered public accounting firm’s qualifications and independence; and (d) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the sole authority to appoint and terminate our independent registered public accounting firm. Our Board of Directors has determined that each of Messrs. Collins, Duer and Flagg of the Audit Committee are “audit committee financial experts” as described in Item 401(h)(2) of the SEC’s Regulation S-K. In addition, our Board of Directors has determined that each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. See also “Report of the Audit Committee” below.
Compensation Committee
      Our Compensation Committee consists of three Independent Directors. The members of the Compensation Committee during 2005 and currently are James R. Crane, Walter J. Lack (Chairman) and Michael A. F. Roberts. The Compensation Committee held four in-person meetings during 2005. The Compensation Committee has the responsibility for assuring that our senior executives are compensated in a manner consistent with the compensation philosophy and strategy of our Board of Directors and in compliance with the requirements of the regulatory bodies that oversee our operations. Generally, the Compensation Committee is charged with reviewing and approving our compensation philosophy and our executive compensation programs, plans and awards. The Compensation Committee also administers our flexible incentive plans and other stock-based plans and reviews and approves general employee benefit plans on an as-needed basis. Our Board of Directors has determined that each member of the Compensation Committee is independent, as independence for compensation committee members is defined in the listing standards of the NYSE. See also “Report of the Compensation Committee” below.

Compensation Committee Interlocks and Insider Participation
      No member of the Compensation Committee is or has been an officer or employee of HCC or any of its subsidiaries. No executive officer of HCC served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee or as a director of HCC. No executive officer of HCC served as a director of another corporation, one of whose executive officers served on the Compensation Committee.
Investment and Finance Committee
      Our Investment and Finance Committee consists of five Directors. The members of the Investment and Finance Committee during 2005 and currently are Stephen L. Way, Frank J. Bramanti, Edward H. Ellis, Jr., Allan W. Fulkerson (Chairman) and Michael A. F. Roberts. Mr. Bush serves on the Investment and Finance Committee in an advisory capacity. The Investment and Finance Committee held four meetings in 2005. The Investment and Finance Committee is charged with establishing investment policies for HCC and its subsidiaries and directing the investment of the funds of HCC and its subsidiaries in accordance with those policies. In this regard, the Investment and Finance Committee oversees the investment management activities of our third-party investment managers.
Nominating and Corporate Governance Committee
      Our Nominating and Corporate Governance Committee consists of four Independent Directors. The members of the Nominating and Corporate Governance Committee during 2005 and currently are James R. Crane, J. Robert Dickerson, Walter J. Lack and Michael A. F. Roberts (Chairman). The Nominating and Corporate Governance Committee met four times in 2005. The Nominating and Corporate Governance Committee is charged with identifying and making recommendations to our Board of Directors of individuals suitable to become members of the Board of Directors and overseeing the administration of our various policies related to corporate governance matters. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE.

Director Nominations
      The Nominating and Corporate Governance Committee has established criteria for the selection and recommendation of candidates to become nominees submitted by the Board of Directors for election to the Board of Directors by our shareholders. The committee selects each recommended nominee based on the nominee’s experience, independence and availability. As set forth in our Corporate Governance Guidelines, the following criteria are also considered in selecting candidates for the Board of Directors: a high degree of personal and professional ethics, integrity and values, an independent mind and mature judgment. In addition, candidates are to be involved only in activities or interests that would not create a conflict of interest with potential directorial responsibilities to HCC and its shareholders.
      When soliciting candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and shareholders. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was used in 2005. If the committee believes a candidate would be a valuable addition to our Board of Directors, it will recommend that candidate to the full Board of Directors.

Shareholder Nominations
      The Charter of the Nominating and Corporate Governance Committee provides that the committee will consider proposals for nominees for director from shareholders. Shareholder nominations for director should be made in writing to Mr. Christopher L. Martin, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. In order to nominate a director at an annual meeting of shareholders, we require that a shareholder follow the procedures set forth in this section. In order to recommend a nominee for a director position, a shareholder must be a shareholder of record at the time he, she or it gives notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Shareholder recommendations must be made pursuant to written notice delivered to our Secretary at the principal executive offices of HCC (i) in the case of a nomination for election at an annual meeting, not less than 60 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by our Board of Directors to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the shareholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
      The shareholder notice must set forth the following:

•	as to each person the shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; and

•	as to the nominating shareholder and the beneficial owner, if any, on whose behalf the nomination is made, such shareholder’s and beneficial owner’s name and address as they appear on our books, the class and number of shares of our common stock which are owned beneficially and of record by such shareholder and such beneficial owner, and an affirmative statement of whether either such shareholder or such beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of shareholders to elect such nominee or nominees.
      In addition to complying with the foregoing procedures, any shareholder nominating a director must also comply with all applicable requirements of the Exchange Act, including the rules and regulations under such Act.
Compensation of Directors
      Directors who are also executive officers of HCC are not compensated for services rendered as a member of our Board of Directors or any committee of our Board of Directors. During 2005, the Independent and Non-management Directors received cash compensation for Board of Directors and committee meetings in accordance with the following table:

	In-person	Teleconference
	Meeting	Meeting

Board of Directors	$5,000	$1,000
Audit Committee
Chair	$3,000	$1,500
Member	$2,000	$1,000
Compensation Committee
Chair	$2,500	$1,250
Member	$1,500	$750
Investment and Finance Committee
Chair	$2,000	$1,000
Member	$1,000	$500
Nominating and Corporate Governance
Chair	$2,500	$1,250
Member	$1,500	$750
      We also reimburse our directors for travel, lodging and related expenses incurred in attending board or committee meetings. In April 2005, in connection with his appointment to the Board of Directors, Mr. Molbeck received an option to purchase 37,500 shares of our common stock under our 2001 Flexible Incentive Plan at an exercise price of $23.78 per share. During January 2006, with the exception of Mr. Bush, each Non-management and Independent Director serving at that time received an option to purchase 12,500 shares of HCC’s common stock at an exercise price of $30.35 per share under our 2004 Flexible Incentive Plan. In January 2006, Mr. Bush received an option to purchase 10,000 shares of HCC’s common stock under the same plan at an exercise price of $30.35 per share.
      Under the terms of Mr. Molbeck’s previous employment agreement, Mr. Molbeck provided consulting services to us for an annual consulting fee of $200,000. In 2005, $200,000 was paid to Mr. Molbeck for consulting services. Such consulting payments were suspended in March 2006 concurrently with his appointment as President and Chief Operating Officer of HCC. Under the terms of Mr. Bramanti’s previous employment agreement with us, Mr. Bramanti provides consulting services to us for an annual consulting fee of $100,000 per year through 2006 and $50,000 per year through 2012, the end of the consulting period.
Certain Relationships and Related Transactions
      We have strategic investments in a limited liability corporation and a related entity for which Mr. Fulkerson served in management and advisory roles through 2004. The carrying value of these investments was $15.1 million at December 31, 2004. Income and realized gains (losses) from these investments totaled $0.5 million in 2004. An entity that Mr. Fulkerson is affiliated with serves as the investment manager for fixed income securities valued at $207.9 million at December 31, 2005. During 2005, we paid $0.2 million in investment management fees to this entity.
      In June 1994, HCC entered into an arrangement with an entity owned by Mr. Way, under the terms of which HCC leases equipment for providing transportation services to its employees, directors and clients. However, HCC provides its own employees to operate the equipment and pays all related operating expenses. During 2005, HCC paid $1.1 million in lease payments to this entity.
      We have entered into employment agreements with each of Messrs. Way, Ellis, Kelbel, Martin and Schell. A summary of the principal terms of such employment agreements is included under the caption “Employment Agreements” below.
      There are no family relationships among the executive officers and directors, and there are no arrangements or understandings between any Independent or Non-management Director or any other person pursuant to which that Independent or Non-management Director was selected as a director. HCC has agreed under the employment agreement with Mr. Way to use its best efforts to ensure that Mr. Way is named as a director and Executive Chairman of the Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership with the SEC. Such executive officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. The option grants to Mr. Kelbel on April 1, 2005, and to Mr. Way and Mr. Nagji on July 22, 2005, were not timely filed on Form 4, as required under Section 16(a), but such grants have been subsequently reported on Forms 4. Otherwise, based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
      The following table provides certain information concerning compensation we paid to or accrued on behalf of our Chief Executive Officer and the other four most highly compensated executive officers serving at December 31, 2005, who are sometimes referred to in this Proxy Statement collectively as the “Named Executive Officers.”
Summary Compensation Table

					Long Term
					Compensation
					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (#)	Compensation ($)

Stephen L. Way(1)(2)	2005	800,000	1,000,000	1,843,279	600,000	7,116,919
Chairman of the Board of	2004	800,000	500,000	772,573	—	5,608,158
Directors, Chief Executive	2003	800,000	1,000,000	583,597	—	3,495,582
Officer and President
Edward H. Ellis, Jr.(3)	2005	400,000	350,000	—	100,000	17,280
Executive Vice President and	2004	375,000	350,000	—	—	16,884
Chief Financial Officer	2003	350,000	250,000	—	25,000	16,522
Craig J. Kelbel(4)	2005	458,333	150,000	—	212,500	13,732
Executive Vice President,	2004	475,000	150,000	—	—	13,824
President and Chief Executive	2003	450,000	110,000	—	—	12,928
Officer of HCC Life Insurance Company
Christopher L. Martin(5)	2005	265,000	75,000	—	75,000	11,725
Executive Vice President,	2004	240,000	100,000	—	—	11,576
General Counsel and	2003	220,000	75,000	—	35,000	11,462
Secretary
Michael J. Schell(6)	2005	514,583	150,000	—	100,000	18,487
Executive Vice President,	2004	489,583	150,000	—	—	16,150
President and Chief Executive	2003	464,583	110,000	—	—	16,064
Officer of Houston Casualty Company

(1)	Other annual compensation includes for 2005, 2004 and 2003, respectively, $789,335, $524,344 and $409,426, for use of HCC’s employees. Other annual compensation for 2005 includes $759,553 for use of company-provided aircraft, which we valued based upon the aggregate incremental cost to HCC for purposes of this disclosure. In prior years, usage was valued based on IRS regulations. All other compensation for 2005, 2004 and 2003, respectively, includes $106,719, $97,958 and $85,382, for life and disability premiums and $10,200, $10,200, and $10,200 for contributions by HCC under its 401(k) plan. All other compensation for 2005, 2004 and 2003, respectively, includes $7,000,000, $5,500,000 and $3,400,000 related to contributions under Mr. Way’s deferred compensation plans. In addition, in 2005, 2004, and 2003, respectively, $837,960, $322,795, and $187,296 of interest accrued on Mr. Way’s previously deferred compensation. In 2005, $182,719 of such interest is considered above-market interest under SEC regulations and is included in other annual compensation.

(2)	In March 2006, Mr. Molbeck was appointed to the position of President and Chief Operating Officer of HCC.

(3)	All other compensation for 2005, 2004 and 2003, respectively, includes life and disability premiums of $7,080, $6,684 and $6,322 and contributions of $10,200, $10,200 and $10,200 under our 401(k) plan.

(4)	All other compensation for 2005, 2004 and 2003, respectively, includes life and disability premiums of $3,532, $3,624 and $2,728 and contributions of $10,200, $10,200 and $10,200 under our 401(k) plan.

(5)	All other compensation for 2005, 2004 and 2003 respectively, includes life and disability premiums of $1,525, $1,376 and $1,262 and contributions of $10,200, $10,200 and $10,200 under our 401(k) plan.

(6)	All other compensation for 2005, 2004 and 2003, respectively, includes life and disability premiums of $8,287, $5,950 and $5,864 and contributions of $10,200, $10,200 and $10,200 under our 401(k) plan.
Stock Options
      The following table provides details regarding stock options granted to the Named Executive Officers during 2005. In addition, in accordance with SEC rules, we show the hypothetical gains or “option spreads” that might exist for the respective options. The gains are based on assumed rates of annual compounded growth in stock price of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as our performance.
OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

		Individual Grants
					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options			Share Price Appreciation for
	Underlying	Granted to	Exercise or		Option Term (1)
	Options	Employees In	Base Price	Expiration
Name	Granted	Fiscal Year	Per Share	Date	5%	10%

Stephen L. Way	600,000	15.73%	$25.88	7/22/2011	$5,281,005	$11,980,799
Edward H. Ellis, Jr.	100,000	2.62%	$27.02	9/28/2011	$918,938	$2,084,758
Craig J. Kelbel	100,000	2.62%	$27.02	9/28/2011	$918,938	$2,084,758
	112,500	2.95%	$23.70	12/31/2010	$906,780	$2,057,175
Christopher L. Martin	75,000	1.97%	$27.02	9/28/2011	$689,204	$1,563,568
Michael J. Schell	100,000	2.62%	$27.02	9/28/2011	$918,938	$2,084,758

(1)	Potential gains are net of the exercise price, but before taxes associated with the exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and the option holder’s continued employment through the vesting period. The amount reflected in this table may not necessarily be achieved. Amounts shown under the “Potential Realizable Value” columns have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.
Stock Option Exercises and Holdings
      The following table shows stock options exercised by the Named Executive Officers during 2005, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2005. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock option and the year-end price of our common stock.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen L. Way	750,000	$8,085,342	0	600,000	$0	$2,280,000
Edward H. Ellis, Jr.	90,000	$801,900	112,500	197,500	$1,455,825	$1,574,225
Craig J. Kelbel	37,500	$271,125	0	250,000	$0	$1,421,750
Christopher L. Martin	88,500	$956,041	0	151,500	$0	$1,288,245
Michael J. Schell	75,000	$832,500	105,000	220,000	$1,649,550	$2,151,200

(1)	The values were determined on the basis of the closing stock price of $29.68 at December 31, 2005, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options.
Equity Compensation Plan Information
      The following table sets forth information as of December 31, 2005, with respect to compensation plans under which equity securities of HCC are authorized for issuance.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,211,537	$20.72	4,298,057
Equity compensation plans not approved by security holders(1)	7,500	$16.00	0

Total	8,219,037	$20.71	4,298,057

(1)	On March 29, 2001, the Compensation Committee of our Board of Directors approved the issuance of 20,000 options to James C. Flagg, a member of the Board of Directors. Such options vested over a period of three years and have a split-adjusted exercise price of $16.00 (the closing price of our common stock on the NYSE on March 29, 2001). The options expire on March 29, 2007, and 7,500 options remained outstanding at December 31, 2005.
Employment Agreements
      We have entered into employment agreements with our Chief Executive Officer and the other Named Executive Officers set forth below, which set forth the general terms and conditions of each such executive’s employment. Each of the executives has the right to voluntarily terminate his employment at any time. The following summarizes the terms of each of these agreements:

Stephen L. Way
      According to the terms of the Amended and Restated Employment Agreement effective as of November 10, 2004, which amended a January 1, 2003 agreement, Mr. Way has agreed to serve as Executive Chairman of the Board and Chief Executive Officer of HCC. The term of the agreement is automatically extended for an additional year each year in the absence of notice of termination so that the agreement will have a five year remaining term after each such extension. At December 31, 2005, the term of the agreement was extended again so that it expires on December 31, 2010. Under the agreement, Mr. Way will receive an annual base salary of $800,000 and annual deferred compensation of at least $400,000. The amount of any bonus to be paid to Mr. Way is determined in the discretion of the Compensation Committee. Mr. Way may elect under the agreement to resign his position as Chief Executive Officer and remain as Executive Chairman. In such event, he will receive an annual salary of $500,000. Mr. Way is also entitled to certain other perquisites, including the use of company automobiles, certain club memberships, extended medical coverage, use of HCC employees, and reimbursement for estate planning expenses. The agreement further provides that upon its termination, Mr. Way will serve HCC as a consultant for a period of five years and receive $450,000 per year. In the event Mr. Way’s employment is terminated as a result of his death or disability, he or his legal representative will be entitled to receive the compensation he would have otherwise been entitled to receive throughout the remaining term of the agreement, including the consulting period. In addition, any unvested stock options will immediately vest. Mr. Way will be entitled to receive all of the sums and benefits otherwise due to him under the agreement in the event his employment is terminated other than by HCC for “Cause” or by Mr. Way unless for “Good Reason” after a “Change of Control,” in each such case as such terms are defined in the agreement. We will also reimburse Mr. Way if there are any payments made to him that are subject to any excise taxes. If the agreement is terminated, Mr. Way has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees. In addition, effective January 1, 2003, we established the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Stephen L. Way, pursuant to which contributions may be made to an interest-bearing account established by HCC for the benefit of Mr. Way. The timing and amount of any such contributions are recommended by the Compensation Committee and approved by our Board of Directors. Contributed amounts accrued under the plan are payable to Mr. Way or his beneficiaries upon his retirement or termination of employment, disability or death under the terms of the plan. For 2005, $7,000,000 was contributed to such account under the terms of the plan.

Edward H. Ellis, Jr.
      According to the terms of the Employment Agreement effective as of January 1, 2002, as amended April 10, 2006, Mr. Ellis acts as Executive Vice President and Chief Financial Officer of HCC. Mr. Ellis’s employment agreement expires on December 31, 2008. Mr. Ellis received a salary of $400,000 in 2005, and under the amendment to his employment agreement will receive $425,000 in 2006, increasing by $25,000 for each year thereafter during the term of the agreement. In the event Mr. Ellis’s employment is terminated as a result of his death or disability, his options will vest and remain exercisable for the lesser of a one year period or the term of the option, and, in the event of his death, his estate will receive his contracted for compensation through the date of his death and for the lesser of one year or the remaining term of the employment agreement, or, if he is disabled, for a three month period; thereafter, he will receive an amount equal to the after-tax amount of his compensation prior to the disability, throughout the remaining term. In the event his employment is terminated other than by HCC for “Cause” or by Mr. Ellis unless for “Good Reason” after a “Change of Control,” in each such case as such terms are defined in the agreement, Mr. Ellis will be entitled to receive all of the sums otherwise due to him under the agreement. If the agreement is terminated, Mr. Ellis has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

Craig J. Kelbel
      According to the terms of the Employment Agreement effective as of March 1, 2005, Mr. Kelbel acts as an Executive Vice President of HCC and President and Chief Executive Officer of HCC Life Insurance Company and oversees our group life, accident and health specialty operations. Mr. Kelbel’s employment agreement expires on December 31, 2008. He received a salary of $458,000 in 2005. Mr. Kelbel is entitled to an annual bonus of up to $250,000 as part of a bonus pool for a designated subsidiary, an additional $50,000 if the aggregate earnings of a designated subsidiary exceeds budgeted earnings and an additional $25,000 for each other designated subsidiary that exceeds its budget. Mr. Kelbel is also entitled to certain perquisites, including a car allowance and a club membership. The agreement further provides that, upon its termination, Mr. Kelbel will serve HCC as a consultant for a period of time equal to the number of years Mr. Kelbel was employed by HCC after 2002 and receive $50,000 per year as a consulting fee. Our obligation to pay Mr. Kelbel’s consulting fee will not terminate upon his death or disability. Mr. Kelbel’s rights upon termination, death or disability are similar to those provided to Mr. Ellis. If the agreement is terminated, Mr. Kelbel has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

Christopher L. Martin
      Pursuant to the terms of the Employment Agreement effective as of January 1, 2003, Mr. Martin acts as an Executive Vice President, General Counsel and Secretary of the Company. Mr. Martin’s employment agreement expired on December 31, 2005 and was thereafter extended through December 31, 2006 on the same terms. Mr. Martin received a salary of $265,000 in 2005. Mr. Martin is also entitled to certain perquisites, including a car allowance and a club membership. Mr. Martin’s rights upon termination, death or disability are similar to those provided to Mr. Ellis. If the agreement is terminated, Mr. Martin has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

Michael J. Schell
      According to the terms of the Employment Agreement effective as of June 3, 2002, Mr. Schell acts as Executive Vice President of HCC and President and Chief Executive Officer of Houston Casualty Company. Mr. Schell oversees our property and casualty operations. Mr. Schell’s employment agreement expires on December 31, 2007. Mr. Schell received a salary of $514,000 in 2005, increasing $25,000 each year thereafter during the term of the agreement. He also receives an agreed annual bonus of $12,500 for each subsidiary designated in the agreement that exceeds its approved budget and an additional $50,000 if all designated subsidiaries exceed their approved budgets. Mr. Schell is also entitled to certain perquisites, including a car allowance, certain club memberships, and life insurance. Mr. Schell’s rights upon termination, death or disability are similar to those provided to Mr. Ellis provided that upon his death his legal representatives will receive his base salary for the remaining term of the agreement, less the face value of any insurance proceeds from company-provided insurance. If the agreement is terminated, Mr. Schell has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

REPORT OF THE COMPENSATION COMMITTEE
      During 2005, the Compensation Committee consisted of James R. Crane, Walter J. Lack (Chairman) and Michael A. F. Roberts.
      All decisions by the Compensation Committee relating to the compensation of HCC’s executive officers are reviewed by the full Board of Directors. The philosophy of HCC’s compensation program is to employ, retain and reward executives capable of leading HCC in achieving its business objectives. These objectives include creating and then preserving strong financial performance, increasing HCC’s assets, positioning HCC’s assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing shareholder value, and ensuring HCC’s survival. The accomplishment of these objectives is measured against conditions prevalent in the industry within which HCC operates.
      The Compensation Committee’s executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executive officers. The forms of executive compensation utilized during 2005 by the Compensation Committee included base salary, cash bonus awards, deferred compensation awards and stock options. HCC’s stock price performance is a key consideration for the Compensation Committee in considering executive officer compensation. HCC’s compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and HCC’s long-term strategic direction and goals, it may not necessarily be the best current measure of executive performance. Therefore, HCC’s compensation policy also gives consideration to HCC’s achievement of business objectives when determining executive officer compensation.
      The Compensation Committee has, with the approval of the full Board of Directors, determined that HCC’s and its shareholders’ interests are best served by HCC’s entering into multi-year employment agreements with certain executive officers, including the Chief Executive Officer and the Named Executive Officers. A summary of the principal terms of such employment agreements is included under the caption “Employment Agreements” above. The Compensation Committee believes that such multi-year employment arrangements benefit HCC and its shareholders by permitting HCC to attract and retain executive officers with demonstrated leadership abilities and to secure the services of such executive officers at agreed upon terms over an extended period of time. The compensation payable to the subject executive officers according to the employment agreements is consistent with HCC’s compensation policies as established by the Compensation Committee.
      Compensation paid to executive officers is based upon a company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Stock option awards have historically been used to reward executive officers and to retain them through the potential of capital gains and equity buildup in HCC. In 2005, the number of stock options granted, whether in conjunction with a written employment agreement or otherwise, was determined by the subjective evaluation of the executive’s ability to influence HCC’s long-term growth and profitability. The Board of Directors believes the award of equity-based incentives such as stock options represents an effective incentive to create value for the shareholders.
      In 2005, the Compensation Committee reviewed base salary and annual bonus recommendations made by the Chief Executive Officer based upon his assessment of the performance of individual executive officers and his assessment of each executive officer’s past performance and expectation as to future contributions.
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers.
      Section 162(m) further provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. HCC currently intends to structure grants under future stock option plans in a manner that complies with this statute. HCC does not currently intend to structure the discretionary annual bonus for executive officers to comply with Section 162(m). Such bonuses do not meet Section 162(m)’s requirement that they be “payable solely on account of the attainment of one or more performance goals.” Therefore, the Compensation Committee believes the annual discretionary bonuses, as currently structured, better serve the interests of our shareholders by allowing broader discretion in recognizing an executive officer’s contribution and performance.
      In connection with the compensation of HCC’s executive officers, the Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Compensation Committee believes that compensation to be paid in 2006 may exceed the deductibility limitations on non-excluded compensation to certain of HCC’s executive officers.
Chief Executive Officer Compensation
      As referenced above, HCC has entered into an employment agreement with Mr. Way upon terms approved by the Compensation Committee. Under the terms of the agreement, Mr. Way serves as Executive Chairman of the Board of Directors and Chief Executive Officer of HCC. Summaries of the principal terms of Mr. Way’s employment agreement and the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Stephen L. Way are included under the caption “Employment Agreements” above. The Compensation Committee believes the Chief Executive Officer’s compensation for 2005 and as contemplated by the employment agreement and the deferred compensation plan is warranted by HCC’s continuing performance and the substantial growth and diversification of operations experienced by HCC under the CEO’s leadership. The Compensation Committee believes that HCC’s demonstrated ability to grow its business under a variety of market conditions and over an extended period is primarily attributable to Mr. Way’s direction. In this regard, the Compensation Committee notes that 2005 represented a record year for HCC’s financial performance and that HCC has averaged a 14% return on shareholders’ equity over the past 10 years. HCC’s underwriting experience continues to be exceptional and during the period 2001 through 2004, which is the latest period for which industry data is available, HCC had an average statutory combined ratio of 92.1% versus the less favorable 105.5% (source: A.M. Best Company, Inc.) recorded by the U.S. property and casualty insurance industry overall. During the period 2001 through 2005, HCC’s gross written premium increased from $1.0 billion to $2.0 billion, an increase of 102%, while net written premium increased 303% from $373.0 million to $1.5 billion. During this period, HCC’s revenues increased from $511.2 million to $1.6 billion, an increase of 222%. Additionally, during the period December 31, 2001 through December 31, 2005, HCC’s shareholders’ equity increased from $763.5 million to $1.7 billion, a 122% increase, and its assets increased from $3.2 billion to $7.0 billion, a 118% increase.

Submitted by the Compensation Committee:

Walter J. Lack, Chairman
James R. Crane
Michael A. F. Roberts

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee is composed of three Independent Directors and acts under a written charter adopted by the Board of Directors. During 2005 and currently, the Audit Committee consisted of Mr. Collins, Mr. Duer and Dr. Flagg (Chairman).
      The Audit Committee is responsible for overseeing HCC’s financial reporting process on behalf of the Board of Directors. The Audit Committee has the sole responsibility for the appointment and retention of HCC’s independent registered public accounting firm and the approval of all audit and other engagement fees. The Audit Committee meets periodically with management, the internal auditors and the independent registered public accounting firm regarding accounting policies and procedures, audit results and internal accounting controls. The internal auditors and the independent registered public accounting firm have free access to the Audit Committee, without management’s presence, to discuss the scope and results of their audit work.
      HCC’s management is primarily responsible for its financial statements and the quality and integrity of the reporting process, including establishing and maintaining systems of internal control over financial reporting and assessing the effectiveness of those controls. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America and expressing an opinion on management’s annual assessment of internal control over financial reporting.
      In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2005 and management’s report of the effectiveness of HCC’s system of internal control over financial reporting with HCC’s management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from HCC and HCC’s management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has received from PricewaterhouseCoopers the written disclosure required by Standard No. 1. The Audit Committee has considered the compatibility of non-audit services, primarily tax and merger and acquisition activities.
      PricewaterhouseCoopers LLP audited the financial records of HCC and its subsidiaries for the year ended December 31, 2005 and has served as HCC’s independent registered public accounting firm since 1987. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      In reliance on its review of the audited financial statements, the review of the report of management on the effectiveness of HCC’s internal control over financial reporting and the discussion referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in HCC’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Submitted by the Audit Committee:

James C. Flagg, Ph.D., Chairman
Patrick B. Collins
Walter M. Duer
Audit Fees
      During the years ended December 31, 2005 and 2004, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements and statutory financial statements of our insurance company subsidiaries, actuarial certifications, review of our interim financial statements, review of our systems of internal control over financial reporting and other professional services related to SEC registration statements were $3,200,000 and $3,300,000, respectively. The 2005 fees include $200,000 for audits of subsidiaries acquired in 2005.
Audit-Related Fees
      The aggregate fees billed for the years ended December 31, 2005 and 2004 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements but not reportable as Audit Fees were $37,000 and $30,000, respectively. Audit-related fees in 2005 and 2004 were primarily for services related to regulatory examinations.
Tax Fees
      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning for the years ended December 31, 2005 and 2004 were $246,000 and $219,000, respectively. Tax fees in 2005 and 2004 included professional services for preparation of selected domestic and foreign tax returns for us and our subsidiaries and advice with respect to domestic and international tax issues related to tax return compliance and acquisition and disposition of subsidiaries.
All Other Fees
      The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP not reportable as Audit Fees, Audit-Related Fees or Tax Fees for the years ended December 31, 2005 and 2004 were $3,200 and $2,500, respectively. Such fees related to licenses for electronic databases.
      The services provided by PricewaterhouseCoopers LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, were approved by the Audit Committee according to Rule 2-01 (c)(7)(i)(C) of Regulation S-X. The Audit Committee has determined the rendering of the above-mentioned non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining our independent registered public accounting firm’s independence.
Audit Committee Pre-Approval Policies and Procedures
      The Audit Committee’s policy provides that our independent registered public accounting firm may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee is required to pre-approve all auditing services and non-audit services that are provided to us. If the Audit Committee approves an audit service within the scope of the engagement of the independent registered public accounting firm, such audit service will be deemed to have been pre-approved.
      Committee pre-approval is not required under the policies of the Audit Committee for non-audit services provided by the independent registered public accounting firm, if the aggregate amount of all such non-audit services provided to HCC constitutes not more than the 5% of the total amount of revenues paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services are provided, such non-audit services were not recognized by us at the time of the independent registered public accounting firm’s engagement to be non-audit services, and such non-audit services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.
      The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approval of non-audit services. However, the decision of any member to whom such authority is delegated to pre-approve non-audit services shall be presented to the full Audit Committee for its approval at its next scheduled meeting.

PERFORMANCE GRAPH
      The following graph shows a comparison of cumulative total returns for an investment of $100 made on December 31, 2000 in the Common Stock of HCC, the Standard & Poor’s Midcap 400 Index and the Standard & Poor’s 1500 Super Composite Index. The graph assumes that all dividends were reinvested.
COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
Total Return to Shareholders
(Includes reinvestment of dividends)

	Years Ending

Company/Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

HCC Insurance Holdings, Inc.	$100	$103.23	$93.10	$121.52	$127.83	$174.04

S&P 1500 Super Composite Index	100	89.36	70.32	91.13	101.86	107.62

S&P Midcap 400 Index	100	99.40	84.97	115.24	134.23	151.08

OTHER BUSINESS
      The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Shareholders. If any other matter shall properly come before the annual meeting, the persons named in this Proxy Statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.
INCORPORATION BY REFERENCE
      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings including this Proxy Statement, in whole or in part, the Performance Graph, the report of the Compensation Committee and the report of the Audit Committee included in this Proxy Statement shall not be incorporated by reference to any such filings.
SHAREHOLDER PROPOSALS
      Any shareholder proposal intended to be presented for consideration at the 2007 Annual Meeting of Shareholders and to be included in our Proxy Statement for such meeting must be in proper form and received by our Secretary at HCC’s principal executive offices by the close of business on December 15, 2006. We recommend that a proponent submit any proposal by Certified Mail — Return Receipt Requested and that all proposals should be sent to the attention of the Secretary.
      Shareholder proposals submitted outside of the procedure set forth above, including nominations for directors, must be mailed to Christopher L. Martin, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094, and must be received by the Secretary on or before February 28, 2007. If the proposal is received after that date, our proxy for the 2007 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2007 Annual Meeting.
Form 10-K
      We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to L. Byron Way, Investor Relations, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request therefore addressed to Mr. Way.
      EACH SHAREHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT THE PROXY BY TELEPHONE OR USING THE INTERNET. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Christopher L. Martin,
Secretary
April 14, 2006

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HCC INSURANCE HOLDINGS, INC.
Annual Meeting of Shareholders — To Be Held May 11, 2006
THE BOARD OF DIRECTORS SOLICITS THIS PROXY
     The undersigned hereby constitutes and appoints Stephen L. Way and Christopher L. Martin, and each of them acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises to each of them, to appear and vote, as designated herein, all shares of the common stock of HCC Insurance Holdings, Inc. held of record by the undersigned on April 3, 2006 at the Annual Meeting of Shareholders to be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on May 11, 2006, at 8:30 a.m., Houston time, and at any and all postponements or adjournments thereof.
(Continued and to be signed on the reverse side.)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF
HCC INSURANCE HOLDINGS, INC.
May  11, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ê
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors: To elect the following Directors to serve for one-year terms of office ending at the Annual Meeting of Shareholders in the year 2007, or until their successors are duly elected and qualified.
NOMINEES:
☐	for all nominees	¡ ¡	Frank J. Bramanti Patrick B. Collins
☐	withhold authority for all nominees	¡ ¡	James R. Crane J. Robert Dickerson
☐	for all except (See instructions below)	¡ ¡	Walter M. Duer Edward H. Ellis, Jr.
		¡ ¡	James C. Flagg Allan W. Fulkerson
		¡ ¡	Walter J. Lack John N. Molbeck, Jr.
		¡ ¡	Michael A. F. Roberts Stephen L. Way

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report of HCC Insurance Holdings, Inc. for the fiscal year ended December 31, 2005.

When properly executed, this proxy will be voted as designated herein by the undersigned. If no choice is specified, the proxy will be voted “FOR” the election of all nominees for Director listed and, according to the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting or any and all postponements or adjournments thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■